WARRANT
NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT. THIS SECURITY IS SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH HEREIN, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE AVAILABLE WITH THE SECRETARY OF THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(A) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.
Warrant Certificate No.: 211,312
Issue Date: February 17, 2026
FOR VALUE RECEIVED, Better Home & Finance Holding Company, a Delaware corporation (the "Company"), hereby certifies that, for a purchase price per Warrant (as defined below) equal to $0.01 (the “Purchase Price”), the Purchase Price of which has been received, Framework Ventures IV L.P., a Delaware limited partnership, or its registered assigns (the "Holder"), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth to purchase up to an aggregate of 211,312 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) (as subject to adjustment hereunder, the “Warrant Shares”).
This Warrant has been issued pursuant to the terms of the Securities Purchase Agreement, dated as of February 17, 2026 (the "Securities Purchase Agreement"), between the Company and the Holder.
1.Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the respective meanings set forth below:
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.
"Aggregate Exercise Price" means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price in effect as of the Permitted Exercise Date in accordance with the terms of this Warrant.
"Board" means the board of directors of the Company.
"Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided,

however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.
“Commission” means the United States Securities and Exchange Commission.
"Common Stock" has the meaning set forth in the recitals.
"Company" has the meaning set forth in the preamble.
"Convertible Securities" means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exercisable Portion” has the meaning set forth in Section 3(h).
"Exercise Notice" has the meaning set forth in Section 3(a)(i).
"Exercise Period" has the meaning set forth in Section 2.
"Exercise Price " means (1) with respect to the Warrant Shares that vest upon occurrence of Exercise Event A, $27.00; and (2) with respect to the Warrant Shares that vest upon occurrence of Exercise Event B, the greater of $27.00 and 90% of the 30-Day VWAP as of the date of Exercise Event B.
"Holder" has the meaning set forth in the preamble.
"Options" means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.
"Issue Date" means February 17, 2026, the date on which the Warrant was issued by the Company pursuant to the Securities Purchase Agreement.
“Permitted Exercise Date” has the meaning set forth in Section 3(h).
"Person" means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization, or government or department or agency thereof.
“Principal Trading Market” means the trading market on which the Common Stock is primarily listed on and quoted for trading, and which, as of the Issue Date is The Nasdaq Stock Market.
“Purchase Price” has the meaning set forth in the Preamble.
"Securities Purchase Agreement" has the meaning set forth in the Recitals.
"Securities Act" has the meaning set forth in Section 9(a).
“Shareholder Approval” means all such approvals of the Company as may be required by the applicable rules and regulations of the Nasdaq Stock Market LLC (or any successor entity) or under applicable law from the stockholders of the Company with respect to the exercise of Warrants, including the Beneficial Ownership Limitation (as defined below).
“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Nasdaq Stock Market LLC with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.
“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Company, with a mailing address of 150 Royal Street, Canton MA 02021, and any successor transfer agent of the Company.
“Trading Day” means a day on which the Common Stock is traded on a Principal Trading Market.
"Warrant" means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.
"Warrant Shares" means the shares of Common Stock or other capital stock of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.
“VWAP” means, as of any date, the volume weighted average price per share of the Common Stock on the Principal Trading Market (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source mutually agreed by the Company and Holder) from 9:30 a.m. (New York City time) on the Trading Day that is thirty (30) Trading Days preceding such date to 4:00 p.m. (New York City time) on the last Trading Day immediately preceding such date.
2.Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time after the date hereof and prior to 5:00 p.m., New York City time, on the February 17, 2027 or, if such day is not a Business Day, on the next preceding Business Day (the "Exercise Period"), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).
3.Exercise of Warrant.
(a)Exercise Procedure. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, from time to time during the Exercise Period solely to the extent of the then-applicable Exercisable Portion, at any time or times on or after the applicable Permitted Exercise Date, upon:
(i)surrender of this Warrant to the Company at its then principal executive offices, together with an Exercise Notice in the form attached hereto as Exhibit A (each, an "Exercise Notice"), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and
(ii)payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).
(b)Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made within the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period following the date of exercise as aforesaid by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price.
(c)No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.
(d)Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner of sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earlier of (i) one (1) Trading Day after the delivery to the Company of the Notice of Exercise and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the Aggregate Exercise Price is received within the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. Notwithstanding the foregoing, with respect to any Notice(s) of Exercise delivered on or prior to 12:00 p.m. (New York City time) on the applicable Permitted Exercise Date, the Company agrees to deliver the Warrant Shares subject to such notice(s) by 4:00 p.m. (New York City time) on such Permitted Exercise Date and such Permitted Exercise Date shall be the Warrant Share Delivery Date for purposes hereunder, provided that payment of the Aggregate Exercise Price is received by such Warrant Share Delivery Date.
(e)Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.
(f)Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder in the Notice of Exercise; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Exhibit B duly executed by the Holder and the Company shall have the right to require, as a condition thereto, the prior or contemporaneous payment of a sum sufficient to reimburse it for any transfer tax incidental. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares, in each case, to the extent available.
(g)Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 3 unless and to the extent permitted as set forth herein and, in any event, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with (i) the Holder’s Affiliates, (ii) any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates and (iii) any other Persons whose beneficial ownership of the shares of Common Stock would or could be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(g) and Section 3(h) below, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. For the avoidance of doubt, prior to receiving Shareholder Approval, the Company shall not issue, and the Holder shall not be entitled to receive upon exercise of this Warrant, any shares of Common Stock to the extent such issuance, when aggregated with all underlying shares of Common Stock issued pursuant to all of the Warrants in this series, would exceed 19.99% of the number of shares of Common Stock outstanding immediately prior to the signing of the Securities Purchase Agreement. To the extent that the limitation contained in the first sentence of this Section 3(g) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable up to the Beneficial Ownership Limitation shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined by the Holder in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation (other than as a result of a Holder’s reliance on the number of issued and outstanding shares of Common Stock pursuant to this Section 3(g)). For purposes of this Section 3(g), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder, together with the Attribution Parties, collectively being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation, the number of shares so issued by which the aggregate Beneficial Ownership of the Holder and its Attribution Parties exceeds such limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder and/or the Attribution Parties shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares and the Holder shall return the Excess Shares to the Company. The provisions of this paragraph shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(g) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.
(h)Exercise Events. Notwithstanding anything to the contrary herein, this Warrant shall be exercisable only in accordance with the following schedule (the “Exercisable Portion”): (i) beginning on the date the Attribution Parties’ beneficial ownership exceeds 4.99% of the then outstanding Common Stock, the Warrant shall be exercisable to acquire up to 105,656 of the Warrant Shares (as such number may be adjusted pursuant to Section 4) (“Exercise Event A”); and (ii) after the Holder has acquired the entire Exercise Portion with respect to Exercise Event A and beginning on the date that the Attribution Parties’ beneficial ownership exceeds 8.98% of the then outstanding Common Stock, the Warrant shall be exercisable to acquire the then remaining 105,656 Warrant Shares (as such number may be adjusted pursuant to Section 4) shall become exercisable (“Exercise Event B”), in each case such beneficial ownership calculated without giving effect to the nonexercised portion of Warrant held by the Attribution Parties (each such date calculated in clauses (i) through (ii) above, a “Permitted Exercise Date”); provided, however, that as a condition to acquiring any portion of the Exercisable Portion with respect to Exercise Event A or Exercise Event B, the Holder shall deliver to the Company a written certification (in form and substance reasonably satisfactory to the Company) setting forth the Attribution Parties’ Beneficial Ownership and such supporting information and documentation as the Company may reasonably request to evidence the occurrence of each such event. For the avoidance of doubt, prior to each respective Permitted Exercise Date, the Warrant Shares underlying such tranche shall not be exercisable. Any Warrant Shares that become exercisable pursuant to this Section 3(h) and that are not exercised shall remain exercisable during the Exercise Period, in each case subject to the Beneficial Ownership Limitation.
4.Adjustment to Exercise Price and Number of Warrant Shares. If the Company at any time on or after the Issue Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issue Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 4 shall become effective at the close of business on the date the subdivision or combination becomes effective.
5.Purchase Rights. In addition to any adjustments pursuant to Section 4 above, if at any time the Company grants, issues, or sells any shares of Common Stock, Options, Convertible Securities, or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of Common Stock (the "Purchase Rights"), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance, or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights.
6.Transfer of Warrant. This Warrant and all rights hereunder (including, without limitation, any registration rights) may not be transferred, assigned or otherwise disposed of, in whole or in part; provided, however, that the Holder may transfer this Warrant to any Affiliate of the Holder with the prior written consent of the Company.
7.Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the issuance to the Holder of Warrant Shares in accordance with Section 3(c), the Holder shall not be entitled to vote or receive dividends with respect to, or be deemed the holder of, such Warrant Shares for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give, or withhold consent to any corporate action (whether any reorganization, issuance of stock, reclassification of stock, consolidation, merger, conveyance, or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.
8.Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.
9.Compliance with the Securities Act.
(a)Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 9 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell, or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the "Securities Act"). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:
"THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS

AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL."
(b)Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:
(i)The Holder is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.
(ii)The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
(iii)The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects, and financial condition of the Company.
10.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10).

If to the Company:	Better Home & Finance Holding Company One World Trade Center 285 Fulton Street, Floor 80, Suite A New York, New York 10007 Email: ********* Attention: Chief Financial Officer
with a copy to:	Jones Day 717 Texas, Suite 3300 Houston, Texas 77002 Email: ********** Attention: Bryan K. Brown

If to the Holder:	Framework Ventures IV GP LLC 600 Montgomery St., Fl. 42, San Francisco, CA 94111 Email: ********* Attention: John DiCerbo, CFO
with a copy to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036 Email: ************ Attention: Rachel Phillips
11.Cumulative Remedies. Except to the extent expressly provided for herein to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.
12.Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction.
13.Entire Agreement. This Warrant, together with the Securities Purchase Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the statements in the Securities Purchase Agreement, the statements in the body of this Warrant shall control.
14.Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Such successors and permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.
15.No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Warrant.
16.Interpretation. For purposes of this Warrant and unless the context otherwise requires, (a) the words "include", "includes", and "including" are deemed to be followed by the words "without limitation", (b) the word "or" is not exclusive, and (c) the words "herein", "hereof", "hereby", "hereto", and "hereunder" refer to this Warrant as a whole. All references to "$" means the lawful currency of the United States of America. Whenever the singular is used in this Warrant, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.
17.Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

18.Severability. If any term or provision of this Warrant is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.
19.Governing Law and Jurisdiction. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In addition, each of the parties (a) submits to the personal jurisdiction and venue of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, City of New York and appellate courts having jurisdiction of appeals from any of the foregoing (the “Chosen Courts”), in the event any dispute (whether in contract, tort or otherwise) arises out of this Warrant or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any claim, action or proceeding relating to this Warrant or the transactions contemplated hereby in any court other than the Chosen Courts. Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Warrant.
20.Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.
21.Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.
22.No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Issue Date.

BETTER HOME & FINANCE HOLDING COMPANY
By: _/s/ Loveen Advani______________ Name: Loveen Advani Title: Chief Financial Officer

Accepted and agreed,
Framework Ventures IV L.P. By: Framework Ventures IV GP LLC Its: General Partner
By: ___/s/ Vance Spencer____________ Name: Vance Spencer Title: President & Co-Founder

EXHIBIT A

NOTICE OF EXERCISE

TO: BETTER HOME & FINANCE HOLDING COMPANY

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form (check applicable box) [ ] in lawful money of the United States.

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

Broker Name: _______________________________

Broker DTC DWAC #: _______________________________

Broker Contact: _______________________________

Account #: _______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________
Signature of Authorized Signatory of Investing Entity: _________________________________________________
Name of Authorized Signatory: ___________________________________________________________________
Title of Authorized Signatory: ____________________________________________________________________
Date: ________________________________________________________________________________________

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:	______________________________________
(Please Print)
Address:	______________________________________
Phone Number: Email Address:	(Please Print) ______________________________________ ______________________________________

Dated: _______________ __, ______

Holder’s Signature:

Holder’s Address: